Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (No. 333-131254) on Amendment No. 1 to Form S-1 of TrueYou.Com Inc. of our report dated November 24, 2005, except for Note 7a which is as of November 29, 2005 and Note 15 which is as of February 21, 2006, relating to the consolidated financial statements of Advanced Aesthetics, Inc., which appear in such Prospectus.

We also hereby consent to the reference to us under the heading "Experts" in the Prospectus.

Our report on the consolidated financial statements dated November 24, 2005, except for Note 7a which is as of November 29, 2005 and Note 15 which is as of February 21, 2006, contains explanatory paragraphs that state:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred operating losses and negative cash flows from operations since inception, which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to this uncertainty are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 15, the accompanying consolidated financial statements as of June 30, 2005 and for the year then ended have been restated.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 27, 2006